PNC BANK

February 10, 2012

Liberator Medical Holdings, Inc
Liberator Medical Supply, Inc.
2979 SE Gran Park Way
Stuart, Florida 34997

Attention: Mark Libratore, President

Re: Renewal of Expiration Date for Committed Line of Credit

Dear Mr. Libratore:

As you are aware, your committed line of credit has been renewed and the Expiration Date as defined in that certain Letter Agreement dated February 11, 2011 (the **"Letter Agreement"**) and Revolving Line of Credit Note dated February 11, 2011 (the **"Note"**) has been extended until February 11, 2014.

This renewal letter amends, restates and replaces that certain extension letter dated January 27, 2012 from PNC Bank, National Association to Liberator Medical Holdings, Inc. and Liberator Medical Supply, Inc., which incorrectly defined the new "Expiration Date" to be February 14, 2012. All references in the Letter Agreement, the Note and the other Loan Documents to the **"Expiration Date"** shall be deemed to refer to February 11, 2014.

All other terms and conditions of the Note, the Letter Agreement and the Other Loan Documents shall remain in full force and effect and nothing herein is intended to extinguish, cancel or impair the lien priority or effect of any security agreement, pledge agreement or mortgage with respect to any Borrower's or any other Obligor's obligations under the Note, the Letter Agreement, the other Loan Documents or under any documents relating thereto. All capitalized terms used herein and not otherwise defined shall have the meaning set forth therefore in the Letter Agreement.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: ______________________
Scott S. Wilson
Assistant Vice President

cc: Liberator Health and Wellness, Inc., Guarantor
Liberator Health and Education Services, Inc., Guarantor
Practica Medical Manufacturing, Inc., Guarantor